+--------+                                      /------------------------------/
| FORM 4 |                                      /        OMB APPROVAL          /
+--------+                                      /------------------------------/
[_] Check this box if                           / OMB Number:        3235-0287 /
    no longer subject                           / Expires:  September 30, 1998 /
    to Section 16.                              / Estimated average burden     /
    Form 4 or Form 5                            / hours per response...... 0.5 /
    obligations may                             /------------------------------/
    continue. See
    Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the Securities
                   Exchange Act of 1934, Section 17(a) of the
                 Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

         Ryan                       Kevin                           J.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

           c/o Wesley Jessen VisionCare, Inc. 333 East Howard Avenue
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                                   (Street)

      Des Plaines                      IL.                         60018-5903
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        (City)                      (State)                           (Zip)

                                               Wesley Jessen VisionCare, Inc;
2.  Issuer Name and Ticker or Trading Symbol           "WJCO"/NASDAQ
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)

    ----------------------------------------------------------------------------

4.  Statement for Month/Year                     August, 1998
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director                                       [_] 10% Owner
    [X] Officer (give title below)                     [_] Other (specify below)

                      President & Chief Executive Officer
                      -----------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     [X] Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or     Price       (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock            8/31/98    P             25,000          A       $19.25          30,800               D
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                                                                                          2,194              1(a)
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(a) Held by the Reporting Person through the issuer's Retirement and Savings Plan.
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If this form is filed by more than one reporting person, see instruction
 4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           --------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

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
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
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

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
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                        /s/ Dennis M. Myers for Kevin J. Ryan       9/3/98
                        -------------------------------------  -----------------
                        **Signature of Reporting Person              Date
                        Dennis M. Myers, under power of
                        attorney previously filed with
                        the Commission
                                                                          Page 2
                                                                 SEC 1474 (7-96)